EXHIBIT A

Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the ordinary shares of the Issuer shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: September 24, 2018

Hong Limited, a British Virgin Islands exempted company

By:	/s/ Hongyu Zhang
Hongyu Zhang
Sole Director

By:	/s/ Hongyu Zhang
Hongyu Zhang